Origin Materials, Inc. Reports Financial Results for Third Quarter 2021
– Origin 1 Key Production Module Installation Completed –
– Reaffirming Origin 1 and 2 Capital Budget, Production Timeline and Financing –
– Customer Demand is Strong and Broad Based, Increased Contracted Offtake Agreements and Capacity Reservations to $4.2 Billion –
WEST SACRAMENTO, CA., November 11, 2021 – Origin Materials, Inc. (“Origin,” “Origin Materials,” or the “Company”) (Nasdaq: ORGN, ORGNW), the world’s leading carbon negative materials company, today announced financial results for its third quarter ended September 30, 2021.
“We continue to make progress on our mission to enable the world’s transition to sustainable materials and are pleased to have completed the installation of the key production modules at Origin 1, six months ahead of the plan we announced in April 2021. As the world moves more aggressively to a zero-carbon future, customer demand remains strong, and our efforts to commercialize the business have resulted in increased offtake agreements and capacity reservations from our customers and partners to $4.2 billion. This is more than a 300% increase since our announcement to become a public company in February 2021. We were pleased to announce our recent strategic partnership with Kolon Industries, Inc., a global leader in chemicals and materials, as well as our sustainability partnership with the Drive+ network, which includes 11 of the world’s largest automakers working to accelerate the decarbonization of the auto industry. We remain well-capitalized, on budget, and on track for completion of Origin 1 by the end of 2022 and for Origin 2 to be completed by mid-2025,” said Rich Riley, Co-Chief Executive Officer of Origin.
Key Company Q3 Highlights
Origin Materials has increased signed offtake agreements and capacity reservations to $4.2 billion from $3.5 billion in August. The Company also implemented new and expanded partnerships and customer relationships, including:
•Partnership with Kolon Industries to industrialize advanced carbon-negative chemicals and materials.
•Partnership with Drive+, a platform of automotive suppliers which is in close collaboration with Drive Sustainability, a group of 11 of the world’s largest automotive manufacturers, including Volkswagen, Daimler, Ford, Stellantis and Toyota Motor Europe among others, aiming at further developing sustainability along the automotive supply chain.
•Partnership with Alliance to End Plastic Waste, which includes industry leaders across the plastics value chain, working towards a common goal of developing, deploying and scaling solutions to help end plastic waste in the environment.
These partnerships complement Origin’s existing partnerships and customer relationships including with industry leaders like Danone, Nestlé Waters, PepsiCo, Ford Motor Company, Mitsubishi Gas Chemical, PrimaLoft and Solvay.

Origin 1 and Origin 2 Financing and Construction Update
Since selecting Worley Limited as an engineering partner in Q3 2021, Origin has updated its original payment schedule for Origin 1 after incorporating detailed feedback from equipment suppliers and contractors, while reaffirming the Origin 1 capital budget and schedule. Additionally, Origin is reaffirming the previously disclosed Origin 2 capital budget and production timeline. Leading financial institutions that have expertise in financing similarly sized capital projects continue to confirm to the Company that its financing assumptions for Origin 2 are reasonable and executable. Origin reaffirms its expectations that the capital projects for Origin 1 and Origin 2 can be fully funded from its existing cash on hand and previously indicated traditional project financing sources.
Although the timing of capital expenditures will be incurred later than Origin’s original projections, Origin 1 remains on track for completion by the end of 2022. The lifting and installation of previously fabricated key production modules was completed in October 2021, six months ahead of the Company’s plan announced in April 2021. Origin expects piping fabrication to begin by the end of Q1 2022, three months ahead of its prior target of end of Q2 2022. Additionally, ENCON evaporator module installation is expected to be completed by the end of Q4 2021, three months ahead of schedule, as the Company previously expected to receive the module by the end of Q1 2022.
Similarly, Origin 2 remains on track for completion by mid-2025. As announced previously, the Company has appointed Worley as its FEL1 engineering partner. Origin is also working with Worley, Deloitte Consulting and Fisher International to select the site for Origin 2, which Origin expects to choose by the end of 2021 with an announcement of selected site in Q1 2022, in line with prior guidance. The Company has short-listed three locations for final diligence and negotiations and has acquired an option to purchase one of the sites. Origin remains focused on recruiting additional talent to its engineering and site selection project management teams as planning for Origin 2 is underway.
Results for Third Quarter 2021
Cash, cash equivalents and marketable securities were $460 million as of September 30, 2021.
Operating expenses for the third quarter were $7.1 million compared to $2.0 million in the prior year period.
Adjusted EBITDA loss was $(5.7) million for the third quarter compared to a loss of $(1.9) million in the prior-year period.
Net income was $27.9 million for the third quarter compared to a net loss of $(3.1) million in the prior-year period.
Shares outstanding as of September 30, 2021 were 136.8 million excluding 4.5 million shares held by a certain stockholder that are subject to forfeiture based on share price performance targets previously disclosed in our filings.
Full Year 2021 Outlook
Based on current business conditions, business trends and other factors, the Company is maintaining previous guidance for Adjusted EBITDA loss but is updating its capital spending outlook, and now expects:
•Adjusted EBITDA loss of up to $25 million, consistent with prior outlook

•Capital spending is expected to be approximately $45 million compared to the prior outlook of up to $111 million, due to refinement of the payment schedule since selecting an engineering partner. This has no impact on the construction timelines of both Origin 1 and 2, or total capital expenditures, which remain on track.

For a reconciliation of a non-GAAP figure to the applicable GAAP figure please see the table captioned ‘Reconciliation of GAAP and Non-GAAP Results' set forth at the end of this press release. These expectations do not consider, or give effect to, among other things, unforeseen events, including changes in global economic conditions.
Webcast and Conference Call Information
Company management will host a webcast and conference call on November 11, 2021, at 5:00 p.m. Eastern Time, to discuss the Company's financial results.
Interested investors and other parties can listen to a webcast of the live conference call and access the Company’s third quarter update presentation by logging onto the Investor Relations section of the Company's website at https://investors.originmaterials.com/.
The conference call can be accessed live over the phone by dialing 1-855-327-6837 (domestic) or + 1-631-891-4304 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, +1-412-317-6671. The conference ID for the live call and pin number for the replay is 10016941. The replay will be available until 11:59 p.m. Eastern Time on November 25, 2021.
About Origin Materials, Inc.
Headquartered in West Sacramento, Origin Materials is the world's leading carbon negative materials company. Origin’s mission is to enable the world’s transition to sustainable materials. Over the past 10 years, Origin has developed a platform for turning the carbon found in inexpensive, plentiful, non-food biomass such as sustainable wood residues into useful materials while capturing carbon in the process. Origin’s patented technology platform can help revolutionize the production of a wide range of end products, including clothing, textiles, plastics, packaging, car parts, tires, carpeting, toys, and more with an ~$1 trillion addressable market. In addition, Origin’s technology platform is expected to provide stable pricing largely decoupled from the petroleum supply chain, which is exposed to more volatility than supply chains based on sustainable wood residues. Origin’s patented drop-in core technology, economics and carbon impact are supported by a growing list of major global customers and investors. For more information, visit www.originmaterials.com.
Contacts
Origin Materials
Investors:
ir@originmaterials.com
Media:
media@originmaterials.com

Non-GAAP Financial Information
To supplement the Company’s financial results presented in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"), the Company also uses non-GAAP financial measures, including adjusted EBITDA, as supplemental measures to review and assess the Company’s operating performance. Adjusted EBITDA is defined as net income or loss adjusted for (i) stock-based compensation expense, (ii) depreciation and amortization, (iii) interest expense, net of capitalized interest, (iv) change in fair value of derivative liability, (v) change in fair value of warrants liability, (vi) change in fair value of earnout liability, (vii) professional fees related to completed mergers, and (viii) other income, net. The Company believes that these non-GAAP financial measures provide useful information about the Company’s operating results, enhance the overall understanding of the Company’s past performance and future prospects and allow for greater visibility with respect to key metrics used by the Company’s management in its financial and operational decision-making.
Non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. These non-GAAP financial measures have limitations as analytical tools, and when assessing the Company’s operating performance, investors should not consider them in isolation. In addition, calculations of this non-GAAP financial information may be different from calculations used by other companies, and therefore comparability may be limited.
The Company mitigates these limitations by reconciling the non-GAAP financial measures to the most comparable U.S. GAAP performance measures, all of which should be considered when evaluating our performance.
For more information on this non-GAAP financial measure, please see the table captioned “Reconciliation of GAAP and Non-GAAP Results” set forth at the end of this press release.
Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding Origin’s business strategy, estimated total addressable market, access to traditional financing sources, budget and timelines to complete Origin 1 and Origin 2, commercial and operating plans, product development plans, anticipated growth and projected financial information. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the management of Origin Materials and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Origin Materials. These forward-looking statements are subject to a number of risks and uncertainties, including that Origin Materials may be unable to successfully commercialize its products; the effects of competition on Origin Materials’ business; disruptions and other impacts to Origin Materials’ business as a result of the COVID-19 pandemic and other global health or economic crises; changes in customer demand; failure to realize the anticipated benefits of the business combination; failure to access needed capital from traditional financing sources and those factors discussed in and our Quarterly Report on Form 10-Q under the heading “Risk Factors,” and other documents Origin Materials has filed, or will file, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Origin Materials presently does not know, or that Origin Materials currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Origin Materials’ expectations, plans, or forecasts of future events and views as of the date of this press release. Origin Materials anticipates that subsequent events and developments will cause its assessments to change. However, while Origin Materials may elect to update these forward-looking statements at some point in the future, Origin Materials specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Origin Materials’ assessments of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Origin Materials, Inc.
Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)	September 30, 2021 (Unaudited)	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$459,288	$1,309
Restricted cash	$490	$565
Other receivables	$262	$48
Grants receivable	$16	$—
Prepaid expenses and other current assets	$3,862	$144
Total current assets	$463,918	$2,066
Property, plant, and equipment, net	$49,951	$45,104
Intangible assets, net	$225	$258
Total assets	$514,094	$47,428

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,783	$2,700
Accrued expenses	$1,135	$593
Derivative liability	$—	$1,239
Stockholder convertible notes payable	$—	$3,232
Total current liabilities	$2,918	$7,764

PPP Loan	$—	$906
Earnout liability	$136,199	$—
Canadian Government Research and Development Program Liability	$6,485	$6,197
Redeemable convertible preferred stock warrants	$—	$19,233
Assumed common stock warrants liability	$55,698	$—
Stockholder note	$5,189	$5,189
Related party other liabilities, long-term	$5,669	$5,517
Other liabilities, long-term	$2,984	$2,500
Total liabilities	$215,142	$47,306

Commitments and contingencies (See Note 18)

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued and outstanding as of September 30, 2021 and December 31, 2020	$—	$—
Common stock, $0.0001 par value, 1,000,000,000 shares authorized; 136,754,685 and 70,266,925, issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	$13	$6
Additional paid-in capital	$360,566	$98,620
Accumulated deficit	$(62,035)	$(98,888)
Accumulated other comprehensive income	$408	$384
Total stockholders’ equity	298,952	122
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$514,094	$47,428

Origin Materials, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except share and per share data)	2021	2020	2021	2020
Operating Expenses
Research and development	$1,957	$1,190	$5,605	$3,313
General and administrative	5,043	737	13,210	2,040
Depreciation and amortization	126	102	363	306
Total operating expenses and loss from operations	7,126	2,029	19,178	5,659

Other (income) expenses
Interest expense, net of capitalized interest	—	54	2,839	167
Change in fair value of derivative liability	—	67	1,426	52
Change in fair value of warrants liability	(13,481)	1,024	7,363	1,128
Change in fair value of earnout liability	(21,511)	—	(67,008)	—
Other income, net	(27)	(68)	(651)	(237)
Total other (income) expenses, net	(35,019)	1,077	(56,031)	1,110
Net income (loss)	27,893	(3,106)	36,853	(6,769)

Other comprehensive income (loss)

Foreign currency translation adjustment, net of tax	(1,068)	(3,613)	24	(1,010)
Total comprehensive income (loss)	26,825	(6,719)	36,877	(7,779)
Net income (loss) per share, basic	$0.20	$(0.05)	$0.41	$(0.11)
Net income (loss) per share, diluted	$0.20	$(0.05)	$0.39	$(0.11)
Weighted-average common shares outstanding, basic	136,749,956	62,545,275	89,244,640	62,544,818
Weighted-average common shares outstanding, diluted	141,239,965	62,545,275	94,029,056	62,544,818

Origin Materials, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(in thousands)	2021	2020
Cash flows from operating activities
Net income (loss)	$36,853	$(6,769)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	362	306
Stock-based compensation	4,808	78
Amortization of debt issuance costs	14	130
Accretion of debt discount	2,211	40
Change in fair value of derivative liability	1,426	52
Change in fair value of warrants liability	7,363	1,128
Change in fair value of earnout liability	(67,008)	—
Changes in operating assets and liabilities:
Other receivables	(214)	954
Grants receivable	(16)	87
Prepaid expenses and other current assets	(3,677)	3
Accounts payable	(1,063)	(301)
Accrued expenses	3,173	196
Related party payable	152	205
Net cash used in operating activities	(15,616)	(3,891)
Cash flows from investing activities
Purchases of property, plant, and equipment, net of grants	(5,113)	(1,404)
Net cash used in investing activities	(5,113)	(1,404)
Cash flows from financing activities
Proceeds from notes payable, net of debt issuance costs	11,707	906
Proceeds of short-term debt	—	501
Payment of short-term debt	(906)	—
Proceeds from Canadian Government Research and Development Program	287	1,205
Issuance of common stock	56	1
Business combination, net of issuance costs paid	467,530	—
Net cash provided by financing activities	478,674	2,613
Effects of foreign exchange rate changes on the balance of cash and cash equivalents, and restricted cash held in foreign currencies	(41)	58
Net increase (decrease) in cash and cash equivalents, and restricted cash	457,904	(2,624)
Cash and cash equivalents, and restricted cash, beginning of the period	1,874	3,612
Cash and cash equivalents, and restricted cash, end of the period	$459,778	$988

Origin Materials, Inc.
Reconciliation of GAAP and Non-GAAP Results

We believe that the presentation of Adjusted Earnings before Interest, Taxes, Depreciation, and Amortization (Adjusted EBITDA) is appropriate to provide additional information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.
We define Adjusted EBITDA as net income or loss adjusted for (i) stock-based compensation expense, (ii) depreciation and amortization, (iii) interest expense, net of capitalized interest, (iv) change in fair value of derivative liability, (v) change in fair value of warrants liability, (vi) change in fair value of earnout liability, (vii) professional fees related to completed mergers, and (viii) other income, net.

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2021	2020	2021	2020
Net Income (loss)	$27,893	$(3,106)	$36,853	$(6,769)
Stock based compensation	636	60	4,808	78
Depreciation and amortization	126	102	363	306
Interest expense, net of capitalized interest	—	54	2,839	167
Change in fair value of derivative liability	—	67	1,426	52
Change in fair value of warrants liability	(13,481)	1,024	7,363	1,128
Change in fair value of earnout liability	(21,511)	—	(67,008)	—
Professional fees related to completed mergers	640	—	640	—
Other income, net	(27)	(68)	(651)	(237)
Adjusted EBITDA	$(5,724)	$(1,867)	$(13,367)	$(5,275)